Somnigroup International Appoints New Director

DALLAS, TX, September 30, 2025 – Somnigroup International Inc. (NYSE: SGI, “Company” or “Somnigroup”) today announced it has appointed Christopher Cook as an independent director to serve on its Board of Directors, effective September 30, 2025. In connection with Mr. Cook’s appointment, the Board approved an increase of the size of the Board from seven to eight members.

Mr. Cook has more than 20 years of executive leadership experience as a seasoned retail entrepreneur and board member. Mr. Cook founded Sleep Experts, a chain of specialty mattress retail stores, and served as its Chief Executive Officer from 2004 until its acquisition by Mattress Firm in 2014. Subsequent to the acquisition, Mr. Cook served as a strategic consultant to the Mattress Firm executive team until 2016. He also served as a Director of Mattress Firm from 2018 until Somnigroup’s acquisition of Mattress Firm in early 2025.

Somnigroup Chairman and CEO Scott Thompson said, “We are delighted to welcome Christopher Cook to our Board of Directors. With a proven track record in the bedding retail sector and valuable experience from his time on the Mattress Firm Board, Christopher brings a customer centric mindset and a deep understanding of our industry. His experience will be an asset as we continue to drive long-term value creation.”

About Somnigroup

Somnigroup (NYSE: SGI) is the world’s largest bedding company, dedicated to improving people’s lives through better sleep. With superior capabilities in design, manufacturing, distribution and retail, we deliver breakthrough sleep solutions and serve the evolving needs of consumers in more than 100 countries worldwide through our fully-owned businesses, Tempur Sealy, Mattress Firm and Dreams. Our portfolio includes the most highly recognized brands in the industry, including Tempur-Pedic®, Sealy®, Stearns & Foster®, and Sleepy’s®, and our global omni-channel platform enables us to meet consumers wherever they shop, offering a personal connection and innovation to provide a unique retail experience and tailored solutions.

We seek to deliver long-term value for our shareholders through prudent capital allocation, including managing investments in our businesses. We are guided by our core value of Doing the Right Thing and committed to our global responsibility to protect the environment and the communities in which we operate. For more information, please visit www.Somnigroup.com.

Somnigroup Investor Relations Contact

Aubrey Moore
Investor Relations
Somnigroup International Inc.
800-805-3635
Investor.relations@somnigroup.com